UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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American Residential Properties, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 11, 2014

Dear Fellow Stockholder:

On behalf of the Board of Directors of American Residential Properties, Inc., I cordially invite you to attend our annual meeting of stockholders on Wednesday, May 21, 2014, at The Westin Kierland Resort & Spa, 6902 East Greenway Parkway, Scottsdale, Arizona at 8:00 a.m. (Mountain Standard Time).

The attached notice of annual meeting and proxy statement describe the matters to be acted upon at the meeting. We encourage you to read these materials carefully. Whether or not you plan to attend the meeting in person, your vote is very important, and we encourage you to vote promptly. We are pleased to offer multiple options for voting your shares. You may vote by telephone, via the Internet, by mail or in person as described beginning on page 2 of the proxy statement.

We look forward to seeing you at the annual meeting.

Sincerely,

Stephen G. Schmitz
Chief Executive Officer and Chairman of the Board of Directors

AMERICAN RESIDENTIAL PROPERTIES, INC.

7047 East Greenway Parkway, Suite 350

Scottsdale, Arizona 85254

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of American Residential Properties, Inc. will be held on Wednesday, May 21, 2014, at The Westin Kierland Resort & Spa, 6902 East Greenway Parkway, Scottsdale, Arizona 85254 at 8:00 a.m. (Mountain Standard Time), for the following purposes:

1. to elect to our Board of Directors (the “Board”) the six nominees named in the attached Proxy Statement to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2. to approve certain issuances of our common stock upon exchange of our 3.25% exchangeable senior notes due 2018;

3. to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014; and

4. to transact such other business as may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

The Board has fixed the close of business on March 25, 2014, as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

You may authorize your proxy by telephone or Internet, and may vote by written proxy or written ballot at the meeting. We encourage you to sign, date and return the enclosed proxy card promptly in the accompanying envelope, which requires no postage if mailed in the United States, or instruct us by telephone or by Internet as to the authorization of your proxy. Instructions for voting are contained on the enclosed proxy card. If for any reason you should decide to revoke your proxy, you may do so at any time prior to its exercise at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting in person, your vote is very important, and we encourage you to vote as promptly as possible. If you vote by proxy, but later decide to attend the Annual Meeting in person, or for any other reason desire to revoke your proxy, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

Shant Koumriqian
Chief Financial Officer, Treasurer and Secretary

Scottsdale, Arizona

April 11, 2014

Important Notice Regarding the Availability of Proxy Materials

For Stockholders Meeting to Be Held on May 21, 2014:

The Proxy Statement and Annual Report are available in the

Investor Relations section on our website at

http://www.amresprop.com

AMERICAN RESIDENTIAL PROPERTIES, INC.

7047 East Greenway Parkway, Suite 350

Scottsdale, Arizona 85254

PROXY STATEMENT

This proxy statement (the “Proxy Statement”) provides information about the 2014 annual meeting of stockholders (the “Annual Meeting”) of American Residential Properties, Inc. to be held at The Westin Kierland Resort & Spa, 6902 East Greenway Parkway, Scottsdale, Arizona 85254, on Wednesday, May 21, 2014, at 8:00 a.m. (Mountain Standard Time), and at any postponements or adjournments of the meeting.

The Notice Regarding the Availability of Proxy Materials and this Proxy Statement and form of proxy are being distributed and made available on or about April 11, 2014.

i

American Residential Properties, Inc. Contact Information and General Information

The Board of Directors (the “Board”) of American Residential Properties, Inc., a Maryland corporation, has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with its solicitation of proxies for its Annual Meeting of Stockholders to be held on Wednesday, May 21, 2014, at 8:00 a.m., Mountain Standard Time, at The Westin Kierland Resort & Spa, 6902 East Greenway Parkway, Scottsdale, Arizona 85254. These materials were first made available to stockholders on April 11, 2014. Unless the context requires otherwise, references in this Proxy Statement to “we,” “our,” “us” and the “Company” refer to American Residential Properties, Inc. and its consolidated subsidiaries.

The mailing address of our principal executive office is 7047 East Greenway Parkway, Suite 350, Scottsdale, Arizona 85254, and our main telephone number is (480) 474-4800. We maintain an Internet website at www.amresprop.com. Information at or connected to our website is not and should not be considered part of this Proxy Statement.

Pursuant to rules adopted by the United States Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our stockholders. All stockholders will have the ability to access the proxy materials at www.proxyvote.com or request to receive a printed set of the proxy materials by mail or an electronic set of materials by email. Instructions on how to access the proxy materials on the Internet or to request a printed copy may be found in the Notice of Internet Availability. Stockholders also may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement and, if given or made, you should not rely on that information or representation as having been authorized by us. The delivery of this Proxy Statement does not imply that the information herein has remained unchanged since the date of this Proxy Statement.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Where and when is the Annual Meeting?

The Annual Meeting will be held at The Westin Kierland Resort & Spa, 6902 East Greenway Parkway, Scottsdale, Arizona 85254 on Wednesday, May 21, 2014, at 8:00 a.m. (Mountain Standard Time).

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will vote upon matters described in the Notice of Annual Meeting and this Proxy Statement, including the election of directors, the approval of certain issuances of our common stock upon exchange of our 3.25% exchangeable senior notes due 2018 and the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014. In addition, once the business of the Annual Meeting is concluded, members of management will respond to questions raised by stockholders, as time permits.

Who can attend the Annual Meeting?

All of our common stockholders of record as of the close of business on March 25, 2014, the record date for the Annual Meeting, or their duly appointed proxies, may attend the Annual Meeting. If you wish to attend the Annual Meeting, please register in advance with Investor Relations by email at IR@amresprop.com or by phone at (480) 474-4800. You should be prepared to present photo identification for admittance. Appointing a proxy in response to this solicitation will not affect a record stockholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your common stock in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of March 25, 2014 to gain admittance to the Annual Meeting.

Who may vote?

You may vote if you were the record owner of shares of our common stock at the close of business on March 25, 2014, the record date for the Annual Meeting. Each share of our common stock owned as of the record date has one vote.

What am I voting on?

Our Board of Directors is soliciting your vote for:

(1)	the election of six directors (each to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies);

(2)	the approval of issuances of shares of our common stock upon exchange of our 3.25% exchangeable senior notes due 2018 in an amount that exceeds 19.99% of the number of shares of our common stock outstanding at the time the exchangeable notes were first issued in accordance with the listing standards of the New York Stock Exchange (the “NYSE”);

(3)	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014; and

(4)	any other business properly introduced at the Annual Meeting.

What are the Board’s recommendations?

Our Board recommends you vote:

(1)	“FOR” the election of each nominee named in this Proxy Statement (see Proposal No. 1);

(2)	“FOR” the approval of issuances of shares of our common stock upon exchange of our exchangeable notes in an amount that exceeds 19.99% of the number of shares of our common stock outstanding at the time the exchangeable notes were first issued in accordance with the listing standards of the NYSE (see Proposal No. 2); and

(3)	“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014 (see Proposal No. 3).

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials via the Internet. Accordingly, we are sending a Notice of Internet Availability to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive the proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

What is the difference between a stockholder of record and a beneficial owner of our common stock held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you are considered the stockholder of record with respect to those shares, and we sent the Notice directly to you. If you requested printed copies of the proxy materials by mail, you will receive a proxy card.

Beneficial Owner of Stock Held in Street Name. If your shares are held in an account at a broker, bank or other nominee, then you are the beneficial owner of those shares in “street name,” and the Notice was forwarded to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to instruct your broker, bank or other nominee on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form.” If you request printed copies of the proxy materials by mail, you will receive a vote instruction form.

How do I vote?

There are four ways to vote:

•	In Person. If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the broker, bank or other nominee that holds your shares. Please contact your broker, bank or other nominee for instructions regarding obtaining a legal proxy.

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.

•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the proxy card.

•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

How are proxies voted?

All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again on a later date prior to the Annual Meeting via the Internet or by telephone (in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or vote instruction form with a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation prior to the Annual Meeting to the Company’s Secretary.

Will my shares be voted if I do not provide my proxy?

It depends on whether you hold your shares in your own name or in the name of a bank or brokerage firm. If you hold your shares directly in your own name, they will not be voted unless you provide a proxy or vote in person at the Annual Meeting.

Brokerage firms generally have the authority to vote customers’ non-voted shares on certain “routine” matters. If your shares are held in the name of the brokerage firm, the brokerage firm can vote your shares for the ratification of Ernst & Young LLP as our registered independent public accounting firm for the year ending December 31, 2014 (Proposal 3) if you do not timely provide your voting instructions, because this matter is considered “routine” under the applicable rules. The other items (Proposals Nos. 1 and 2) are not considered “routine” and therefore may not be voted by your broker without instructions.

What constitutes a quorum for the Annual Meeting?

As of the record date for the Annual Meeting, we expect there to be 32,171,102 shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting. In order to conduct the Annual Meeting, a majority of the shares entitled to vote must be present in person or by proxy. This is referred to as a “quorum.” If you submit a properly executed proxy card or vote by telephone or on the Internet, you will be considered part of the quorum. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a bank, broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under the applicable rules, does not have discretionary authority to vote on a matter. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained. No business may be conducted at the Annual Meeting if a quorum is not present.

What vote is required to approve an item of business at the Annual Meeting?

Election of Directors (Proposal No. 1) Directors are elected by a plurality of the votes cast at the Annual Meeting. “Plurality” means that the nominee receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. For purposes of this vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of the vote for this proposal.

Approval of Certain issuances of our Common Stock upon Exchange of our 3.25% Exchangeable Senior Notes Due 2018 (Proposal No. 2). The affirmative vote of a majority of all of the votes cast at the Annual Meeting is required to approve this proposal, provided that stockholders holding a majority of the outstanding shares of our common stock actually cast votes on this proposal. Accordingly, an abstention will have the effect of a vote against this proposal, and broker non-votes will have the same effect as votes against this proposal, unless holders of a majority of the outstanding shares of our common stock actually cast votes on this proposal, in which event broker non-votes will have no effect on the results of the vote.

Ratification of Appointment of Ernst & Young LLP (Proposal No. 3). The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve this proposal. For purposes of this vote, abstentions will not be counted as votes cast and will have no effect on the result of the vote for this proposal.

Where can I find the voting results of the Annual Meeting?

The Company intends to announce preliminary voting results at the Annual Meeting and disclose final results in a current report on Form 8-K filed with the SEC within four business days after the Annual Meeting. If final results are not yet known within that four business day period, the Company will disclose preliminary voting results in a Form 8-K and file an amendment to the Form 8-K to disclose the final results within four business days after such final results are known.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Our Board of Directors consists of six directors. The six persons named below, each of whom currently serves on our Board, have been recommended by our Nominating and Corporate Governance Committee and nominated by our Board to serve on our Board of Directors until our 2015 Annual Meeting of Stockholders and until their respective successors are elected and qualified.

Our Board has no reason to believe that any of the persons named below as a nominee for our Board will be unable, or will decline, to serve if elected. In addition, our Board has determined that all of the persons named below, other than Mr. Schmitz and Ms. Hawkes, are independent under applicable SEC and NYSE rules.

The following table sets forth the name, age as of the Annual Meeting and position with our company of each nominee for election to our Board at the Annual Meeting:

Name	Age	Position with Our Company
Stephen G. Schmitz	59	Chief Executive Officer and Chairman of our Board of Directors

Laurie A. Hawkes	58	President, Chief Operating Officer and Director

Douglas N. Benham	57	Independent Director

David M. Brain	58	Independent Director

Keith R. Guericke	65	Independent Director

Todd W. Mansfield	56	Independent Director

The biographical descriptions below set forth certain information with respect to each nominee, including the experience, qualifications, attributes or skills of each Nominee that led us to conclude that such person should serve as a director.

Stephen G. Schmitz—Chief Executive Officer and Chairman of our Board of Directors. Mr. Schmitz has held the positions of Chief Executive Officer and Chairman since our formation in May 2012. In October 2008, with our President and Chief Operating Officer, Ms. Hawkes, Mr. Schmitz co-founded ARP LLC, a private investment firm formed to capitalize on the extraordinary price deterioration in the single-family housing sector following the collapse in the housing and mortgage industries. The two founded Phoenix Fund, a fully committed private investment fund that owned 609 single-family homes as rental properties as of December 31, 2013, and ARM, the entity from which we acquired our real estate acquisition and management platform, in early 2010. In 2007, Mr. Schmitz was the Managing Partner of Grayhawk Capital Partners, a private real estate investment firm. In 2006, he served as Chief Executive Officer of AutoStar Realty, L.P., an automobile dealership financing firm. From 2001 to 2005, Mr. Schmitz was an Executive Vice President at GE Franchise Finance, which acquired Mr. Schmitz’s prior employer, FFCA, in 2001. Mr. Schmitz served as FFCA’s Chief Investment Officer for 15 years from 1986 to 2001, during which time it was a publicly traded REIT and one of the nation’s largest provider of mortgage and sale-leaseback financing to the chain restaurant, convenience store and retail auto parts industries. From 1982 to 1986, Mr. Schmitz was a commercial lender at Mellon Bank. A specialist in sale-leaseback acquisitions and mortgage financing on a programmatic scale, Mr. Schmitz has spent the majority of his finance career creating and managing teams of professionals that generate high volumes of small asset size real estate transactions, resulting in the production of transactions exceeding $2 billion in new investments on an annual basis. He attended the University of Wisconsin and received a BS from Franklin University and an MBA from Pennsylvania State University.

Mr. Schmitz, as a co-founder of our company, is qualified to serve as a director due to his familiarity with our history and operations, his experience as an early participant in the emerging institutionalization of the single-family rental sector, his extensive real estate experience and his familiarity with business models emphasizing large volumes of acquisition activity.

Laurie A. Hawkes—President, Chief Operating Officer and member of our Board of Directors. Ms. Hawkes has held the position of President since our formation in May 2012 and the position of Chief Operating Officer since March 2013. As described above, Ms. Hawkes co-founded ARP LLC, Phoenix Fund and ARM with Mr. Schmitz, our Chief Executive Officer. From 1995 to 2007, Ms. Hawkes worked at U.S. Realty Advisors, a $3 billion real estate private equity firm, becoming a Partner in 1997 and serving as President of the firm from 2003 to 2007. In the fifteen years prior to joining U.S. Realty Advisors, Ms. Hawkes was a Wall Street investment banker specializing in real estate and mortgage finance. From 1993 to 1995, Ms. Hawkes was a Managing Director in the Real Estate Investment Banking Division at CS First Boston Corp., and, from 1979 to 1993, was a Director in the Real Estate Investment and Mortgage Banking Departments at Salomon Brothers Inc. During her investment banking career, she structured and negotiated more than $16 billion in real estate acquisitions and securitized mortgage debt transactions for all property types utilizing many types of financing, including private equity, capital markets, financial institutions and institutional investors. She received a BA from Bowdoin College and an MBA from Cornell University.

Ms. Hawkes, as a co-founder of our company, is qualified to serve as a director due to her familiarity with our history and operations, her experience as an early participant in the emerging institutionalization of the single-family rental sector, her extensive experience as an investment banker focusing on the real estate and mortgage industries, and her experience as an executive at a private equity firm focusing on real estate investment acquisition and financing.

Douglas N. Benham—Member of our Board of Directors. Mr. Benham has served on our Board of Directors since completion of our initial private offering in May 2012. He is the President and Chief Executive Officer of DNB Advisors, LLC, a restaurant industry consulting firm, and served as President and Chief Executive Officer of Arby’s Restaurant Group (“Arby’s”), a quick-service restaurant company, from January 2004 to April 2006. Prior to Arby’s, from August 2003 until January 2004, Mr. Benham was President and Chief Executive Officer of DNB Advisors, LLC. For a period of fourteen years, from January 1989 until August 2003, Mr. Benham was Chief Financial Officer and, from 1997 until 2003, served on the Board of Directors of RTM Restaurant Group, Inc., an Arby’s franchisee. Currently, Mr. Benham also serves as a director of Global Income Trust, Inc., a non-traded public REIT, and he formerly served as a director of Sonic Corp. (NASDAQ: SONC). He received a BA in accounting from the University of West Florida.

Mr. Benham is qualified to serve as a director because of his experience as a senior executive officer at, and consultant to, various business enterprises, his experience as a board member of other publicly traded companies and his expertise in accounting and finance.

David M. Brain—Member of our Board of Directors. Mr. Brain has served on our Board of Directors since the completion of our initial private offering in May 2012. Since October 1999, he has been the President and Chief Executive Officer of Entertainment Properties Trust (“Entertainment Properties”), a NYSE-listed REIT (NYSE: EPR), before which he served as the Chief Financial Officer from 1997 to 1999, and as the Chief Operating Officer from 1998 to 1999. In 1997, Mr. Brain, while acting as a Senior Vice President in the investment banking and corporate finance department of George K. Baum & Company, an investment banking firm based in Kansas City, Missouri, acted as a consultant to AMC Entertainment, Inc. in the formation of Entertainment Properties. Before joining George K. Baum & Company in 1996, Mr. Brain was Managing Director of the Corporate Finance Group of KPMG LLP, a practice unit he organized and managed for over 12 years. He received a BA in Economics and an MBA from Tulane University, where he was awarded an academic fellowship.

Mr. Brain is qualified to serve as a director because of his extensive leadership experience at a publicly traded REIT, his experience in investment banking and his extensive contacts with senior real estate executives throughout the United States.

Keith R. Guericke—Member of our Board of Directors. Mr. Guericke has served on our Board of Directors since completion of our initial private offering in May 2012. He has served on the Board of Directors of Essex

Property Trust, Inc. (“Essex”), a NYSE-listed multi-family REIT (NYSE: ESS), since June 1994. In 2001, Mr. Guericke was elected to the position of Vice Chairman of the Board of Essex, a position he still holds. Mr. Guericke served as the President and Chief Executive Officer of Essex from 1994 through 2010. Since his retirement, he continues to provide services to Essex on a part-time basis. Mr. Guericke joined Essex’s predecessor, Essex Property Corporation, in 1977 to focus on investment strategies and portfolio expansion. Mr. Guericke prepared Essex for its initial public offering in 1994, and since then has overseen the significant growth of Essex’s multi-family portfolio in supply-constrained markets along the West Coast. Mr. Guericke is a member of NAREIT, the National Multi-Housing Council and several local apartment industry groups. Prior to joining Essex, Mr. Guericke began his career with Kenneth Leventhal & Company, a CPA firm noted for its real estate expertise. Mr. Guericke received a BS in Accounting from Southern Oregon College in 1971.

Mr. Guericke is qualified to serve as a director because of his extensive leadership experience at a publicly traded REIT, his expansive knowledge of the real estate industry and his strong relationships with many executives at real estate companies throughout the United States.

Todd W. Mansfield—Member of our Board of Directors. Mr. Mansfield has served on our Board of Directors since March 2013. Since December 2011, he has been President and Chief Executive Officer of Crescent Communities, LLC (“Crescent”) after serving as a member of its board of managers and as lead director in 2011. Crescent is a real estate investment company that primarily develops single-family, multifamily and resort residential communities throughout the southeastern United States and also owns and manages business and industrial parks. From 1999 to 2010, Mr. Mansfield served as Chairman and Chief Executive Officer of Crosland LLC, a diversified real estate investment and development company. Before joining Crosland, Mr. Mansfield was Managing Director at Security Capital Group (formerly NYSE: SCG) and spent 11 years at The Walt Disney Company (NYSE: DIS), where, as Executive Vice President, he had operating responsibility for its development and corporate real estate activities worldwide. He is a director and former chairman of Charlotte City Center Partners and serves on the Board of Directors of the Foundation for the Carolinas. He also serves on the Board of Trustees of the North Carolina Chapter of The Nature Conservancy and is a director and past chairman of the Urban Land Institute. Mr. Mansfield has also served on the boards of Carolinas HealthCare System, CarrAmerica Realty Corporation (formerly NYSE: CRE) and Kforce Inc. (NASDAQ: KFRC). He received a BA from Claremont McKenna College and an MBA from Harvard University.

Mr. Mansfield is qualified to serve as a director because of experience as a senior executive officer of various real estate enterprises, three decades of experience with residential investment and operations and his experience as a board member of other publicly traded companies.

Our Board recommends that you vote “FOR” the election of each nominee for director named above.

PROPOSAL NO. 2:

APPROVAL OF CERTAIN ISSUANCES OF SHARES OF COMMON STOCK UPON

EXCHANGE OF OUR 3.25% EXCHANGEABLE SENIOR NOTES DUE 2018

In November 2013, American Residential Properties OP, L.P., our Operating Partnership, issued an aggregate of $115.0 million principal amount of 3.25% Exchangeable Senior Notes due 2018 (the “Notes”). The Notes pay interest semi-annually at a rate of 3.25% per annum and are exchangeable, under certain circumstances, into cash, shares of our common stock, or a combination of cash and shares of our common stock, at our election, at an initial exchange rate of 46.9423 shares of common stock per $1,000 principal amount of Notes, which is equivalent to an initial exchange price of approximately $21.30 per share of common stock, subject to adjustment in certain circumstances.

As described further below, we are asking you to consider and vote upon this proposal to approve the issuance of our common stock upon exchange of the Notes in excess of the Aggregate Share Cap (defined below) to enable the Company to avoid being forced to make any cash payments upon exchange of the Notes and to instead have the flexibility to satisfy its exchange obligation fully in shares.

Since our common stock is listed on the NYSE, we are subject to the NYSE’s rules and regulations. Section 312.03(c) of the NYSE Listed Company Manual requires stockholder approval in certain circumstances prior to the issuance of common stock or securities convertible into or exercisable for common stock, in any transaction or series of related transactions if (1) the common stock has, or will have upon issuance, voting power equal to 20% or more of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock or (2) the number of shares of common stock to be issued is, or will upon issuance, equal 20% or more of the number of shares of common stock outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock. Based on the number of shares of our common stock outstanding at the time we issued the Notes, we would only be permitted to issue up to 6,430,869 shares of common stock (the “Aggregate Share Cap”) upon exchange of the Notes, without first obtaining stockholder approval.

Since the maximum number of shares of our common stock that are potentially issuable upon the exchange of the Notes could, in certain circumstances, result in the issuance of an aggregate number of shares of our common stock that exceeds the Aggregate Share Cap, we agreed in the indenture governing the Notes that, unless we obtained stockholder approval of the issuance of shares of our common stock in excess of the Aggregate Share Cap, we would not deliver shares, or a combination of cash and shares, for exchange of any Note if such election would result in the issuance of more than 6,430,869 shares of our common stock (in the aggregate for the Notes taking into account all prior or concurrent Note exchanges), which is equal to 19.99% of our common stock outstanding at the time the Notes were initially issued.

If the stockholders approve the issuance of our common stock upon exchange of the Notes in excess of the Aggregate Share Cap, such exchange will result in additional dilution of the voting power of our existing stockholders. If stockholders do not approve of this proposal, the Notes will remain outstanding in accordance with their terms and the terms of the indenture pursuant to which they were issued, in which case we would not be permitted to use shares of common stock instead of cash to settle amounts in excess of the Aggregate Share Cap.

In order to enable the Company to avoid being forced to make any cash payments upon exchange of the Notes and to instead have the flexibility to satisfy its exchange obligation fully in shares, we are asking you to consider and vote upon this proposal to approve the issuance of our common stock upon exchange of the Notes in excess of the Aggregate Share Cap. While the Company does not currently know whether it will settle its exchange obligation fully in shares of common stock (or in a combination of cash and shares), if this Proposal 2 is approved, the Company would have the ability to determine at the time of the exchange the appropriate form of payment to be made, instead of being required to settle amounts in excess of the Aggregate Share Cap in cash, which could, depending on timing and circumstances, have a material adverse impact on the Company’s cash flow and liquidity. Approval of this proposal would give us the option, in our discretion, to settle the exchange of the Notes in full through the delivery of shares of our common stock.

The Board recommends a vote FOR the approval of the issuance of our common stock upon exchange of our 3.25% Exchangeable Senior Notes due 2018 in excess of the NYSE limits for share issuances without stockholder approval.

Description of the Notes

The Notes will mature on November 15, 2018. Our Operating Partnership will pay interest on the Notes at a rate of 3.25% in cash semi-annually, in arrears, on May 15 and on November 15 of each year, beginning on May 15, 2014. The Notes are fully and unconditionally guaranteed by American Residential Properties, Inc. on a senior unsecured basis.

Holders may exchange their Notes at their option on any day prior to the close of business on the scheduled trading day immediately preceding August 15, 2018 only under the following circumstances: (1) during any calendar quarter (and only during such calendar quarter) after the calendar quarter ending December 31, 2013, if the last reported sale price of our common stock was greater than 130% of the applicable exchange price in effect for each applicable trading day for 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter; (2) during the five business-day period after any five consecutive trading-day period (the “measurement period”) in which the trading price per note for each day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable exchange rate on each such day; or (3) upon the occurrence of specified corporate events, including certain dividends and distributions. The Notes will be exchangeable, regardless of the foregoing circumstances, at any time from, and including, August 15, 2018 through the second scheduled trading day immediately preceding the maturity date.

The initial exchange rate for the Notes is 46.9423 shares of common stock per $1,000 principal amount of Notes, equivalent to an initial exchange price of approximately $21.30 per share of common stock. The exchange rate will be subject to adjustment, but will not be adjusted for accrued and unpaid interest, if any. In addition, if an event constituting a fundamental change occurs, the Company will in some cases increase the exchange rate for a holder that elects to convert its Notes in connection with such fundamental change. Upon exchange, the Company will pay and/or deliver, as the case may be, cash, shares of common stock or a combination of cash and shares of common stock, at the Company’s election, together with cash in lieu of fractional shares.

Upon a fundamental change, subject to certain exceptions, holders may require the Company to repurchase some or all of their Notes for cash at a repurchase price equal to 100% of the principal amount of the Notes being repurchased, plus any accrued and unpaid interest.

We may not redeem the Notes prior to their maturity date of November 15, 2018.

The Terms of the Notes are complex. The foregoing summary of terms is general in nature and is qualified by reference to the full text of the agreements attached as exhibits to our Current Report on Form 8–K filed with the U.S. Securities and Exchange Commission on November 27, 2013 (the “8–K”). Stockholders desiring a more complete understanding of the terms of the indenture governing the Notes are urged to read the 8–K and the exhibits thereto.

Our Board recommends a vote “FOR” Proposal 2.

PROPOSAL NO. 3:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2014.

At the Annual Meeting, we are asking our stockholders to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014. In the event of a negative vote on such ratification, the audit committee will reconsider its selection. Even if this appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interest of the Company and its stockholders. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will be available to make a statement and respond to appropriate questions about their services.

Our Board recommends that you vote FOR Proposal No. 3.

Fee Disclosure

The following is a summary of the fees billed to the Company by Ernst & Young LLP, the Company’s independent registered public accounting firm, for professional services rendered for the year ended December 31, 2013 and the period ended December 31, 2012.

	Year Ended December 31, 2013	Period Ended December 31, 2012
Ernst & Young:
Audit Fees	$1,302,535	$559,458
Audit Related Fees	—	—
Tax Fees	80,698	—
All Other Fees	—	—

Total	$1,383,233	$559,458

Audit Fees

“Audit Fees” consist of fees and expenses billed for professional services rendered for the audit of the financial statements, review of the interim consolidated financial statements, review of registration statements and the preparation of comfort letters and services that are normally provided by accountants in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

“Audit-Related Fees” consist of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not “Audit Fees.”

Tax Fees

“Tax Fees” consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.

All Other Fees

“All Other Fees” consist of fees and expenses for products and services that are not “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

Pre-Approval Policy

All audit, tax and other services provided to us are reviewed and pre-approved by the Audit Committee. The Audit Committee concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. All of the fees paid to Ernst & Young LLP that are described above were approved by our Board.

The Audit Committee has considered whether, and has determined that, the provision by Ernst & Young LLP of the services described under “Audit-Related Fees,” “Tax Fees” and “Other Fees” is compatible with maintaining Ernst & Young LLP’s independence from management and the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth the beneficial ownership of shares of our common stock and shares of our common stock issuable upon redemption of OP units (without giving effect to the 12-month restriction on redemption applicable to OP units) and LTIP units, as of March 31, 2014, by (1) each of our named executive officers, (2) each of our directors, (3) all of our executive officers and directors as a group and (4) each person known by us to be the beneficial owner of five percent or more of shares of our common stock.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. In computing the number of shares, LTIP units and OP units beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or other rights held by that person that are exercisable are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock, LTIP units and OP units shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Unless otherwise indicated, the address of each named person is c/o American Residential Properties, Inc., 7047 East Greenway Parkway, Suite 350, Scottsdale, Arizona 85254.

Name of Beneficial Owner	Number of Shares, LTIP Units and OP Units Beneficially Owned		Percentage of All Shares(1)	Percentage of All Shares, LTIP Units and OP Units Beneficially Owned(2)
5% Stockholders

Anchorage Capital Group, L.L.C.	4,001,220	(3)	12.4%	12.0%
Vanguard Group Inc.	2,753,563	(4)	8.6%	8.3%
Vanguard Specialized Funds	2,064,286	(5)	6.4%	6.2%
CBRE Clarion Securities, LLC	1,859,255	(6)	5.8%	5.6%
JPMorgan Chase & Co.	1,848,831	(7)	5.7%	5.6%
Kendall Family Investments, LLC	1,800,000	(8)	5.6%	5.4%
Amici Capital, LLC	1,788,580	(9)	5.6%	5.4%
Bank of New York Mellon Corporation	1,778,002	(10)	5.5%	5.4%

Directors and Named Executive Officers

Stephen G. Schmitz	520,966	(11)	1.6%	1.6%
Laurie A. Hawkes	520,966	(11)	1.6%	1.6%
Shant Koumriqian	52,262	(12)	*	*
Lani B Porter	4,334	(13)	*	*
Douglas N. Benham	11,553	(14)	*	*
David M. Brain	16,553	(15)	*	*
Keith R. Guericke	6,553	(16)	*	*
Todd W. Mansfield	5,333	(17)	*	*
All directors and executive officers as a group (9 persons)	813,520		2.5%	2.4%

*	Represents less than one percent.
(1)	Assumes 32,171,102 shares of our common stock are outstanding as of March 31, 2014. In addition, amounts shown for individuals assume that all OP units and LTIP units held by the person are exchanged for shares of our common stock on a one-for-one basis. The total number of shares of our common stock outstanding used in calculating this percentage assumes that none of the OP units or LTIP units held by other persons are exchanged for shares of our common stock.
(2)

Assumes a total of 33,223,379 shares of our common stock, OP units and LTIP units are outstanding as of March 31, 2014. OP units may be redeemed for cash or, at our election, shares of our common stock on a one-for-one basis as described in “Operating Partnership and the Partnership Agreement.” Initially, LTIP units will not have full parity with OP units with respect to liquidating distributions. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in our operating partnership’s valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of OP unitholders. Upon equalization of the capital accounts of the holders of LTIP units with the other holders of OP units, the LTIP units will achieve full parity with OP units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of OP units at any time, and thereafter enjoy all the rights of OP units, including redemption/exchange rights. However, there are circumstances under which such parity would not be reached.
(3)	Information obtained solely by reference to Schedule 13G filed with the SEC on February 14, 2014 by Anchorage Capital Group, L.L.C. (“Anchorage”). Of the reported shares, Anchorage reported that it has sole voting power for 4,001,220 shares and sole dispositive power for 4,001,220 shares. Anchorage Advisors Management, L.L.C., is the sole managing member of Anchorage, which is the investment manager to Anchorage Capital Master Offshore, Ltd. Anthony Davis is the President of Anchorage and a managing member of Anchorage Advisors Management, L.L.C. Kevin Ulrich is the Chief Executive Officer of Anchorage and the other managing member of Anchorage Advisors Management, L.L.C. The address for Anchorage is 610 Broadway, 6th Floor, New York, New York 10012.
(4)	Information obtained solely by reference to Schedule 13G filed with the SEC on February 10, 2014 by Vanguard Group Inc. (“Vanguard”). Of the reported shares, Vanguard reported that it has sole voting power for 19,081 shares, sole dispositive power for 2,737,482 shares and shared dispositive power for 16,081 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(5)	Information obtained solely by reference to Schedule 13G filed with the SEC on February 4, 2014 by Vanguard Specialized Funds (“Vanguard Specialized”). Of the reported shares, Vanguard Specialized reported that it has sole voting power for 2,064,286 shares and sole dispositive power for none of the shares. The address of Vanguard Specialized is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(6)	Information obtained solely by reference to Schedule 13G filed with the SEC on February 11, 2014 by CBRE Clarion Securities, LLC (“CBRE”). Of the reported shares, CBRE reported that it has sole voting power for 1,425,655 shares and sole dispositive power for 1,859,255 shares. The address for CBRE is 201 King of Prussia Road, Suite 600, Radnor, Pennsylvania 19087.
(7)	Information obtained solely by reference to Schedule 13G filed with the SEC on January 24, 2014 by JPMorgan Chase & Co. (“JPMorgan”). Of the reported shares, JPMorgan reported that it has sole voting power for 1,832,031 shares and sole dispositive power for 1,848,831 shares. The address of JPMorgan is 270 Park Avenue, New York, New York 10017.
(8)	Information obtained solely by reference to Schedule 13G filed with the SEC on February 14, 2014 by Kendall Family Investments, LLC (“Kendall”). Of the reported shares, Kendall reported that it has sole voting power for 1,800,000 shares and sole dispositive power for 1,800,000 shares. Voting and investment control over the shares held by Kendall is exercised by Louis M. Bacon. The address for Kendall and Mr. Bacon is 1251 Avenue of the Americas, New York, New York 10020.
(9)	Information obtained solely by reference to amended Schedule 13G filed with the SEC on February 14, 2014 by Amici Capital, LLC (“Amici”). Of the reported shares, Amici reported that it has sole voting power for 1,788,580 shares and sole dispositive power for 1,788,580 shares. The address for Amici is 666 Fifth Avenue, Suite 3403, New York, New York 10103.
(10)	Information obtained solely by reference to Schedule 13G filed with the SEC on January 30, 2014 by the Bank of New York Mellon Corporation (“Mellon”). Of the reported shares, Mellon reported that it has sole voting power for 1,713,272 shares and sole dispositive power for 1,767,909 shares. The address of Mellon is One Wall Street, 31st Floor, New York, New York 10286.
(11)	Includes:
(a)	500 shares of our common stock issued and sold in connection with our initial capitalization to each of Mr. Schmitz and Ms. Hawkes;

(b)	150,000 shares of our common stock owned by Phoenix Fund. ARP Phoenix Fund I GP, LLC is the general partner of Phoenix Fund and exercises voting and dispositive power over these shares. Each of Mr. Schmitz and Ms. Hawkes owns a 50% membership interest in ARP Phoenix Fund I GP, LLC. Accordingly, Mr. Schmitz and Ms. Hawkes share voting and dispositive power over these shares. Except to the extent of their pecuniary interest in Phoenix Fund, each of Mr. Schmitz and Ms. Hawkes disclaims beneficial ownership of these shares;
(c)	175,000 OP units owned by ARM, which is jointly owned by Mr. Schmitz and Ms. Hawkes. Accordingly, Mr. Schmitz and Ms. Hawkes share dispositive power over these OP units. Except to the extent of their pecuniary interest in ARM, each of Mr. Schmitz and Ms. Hawkes disclaims beneficial ownership of these OP units; and
(d)	195,466 LTIP units issued to each of Mr. Schmitz and Ms. Hawkes that have vested.
(12)	Includes 12,500 shares of our common stock owned, 30,952 shares beneficially owned as restricted shares of our common stock of which 10,317 shares vest in the next 60 days, 1,667 LTIP units that have vested and 7,143 LTIP units that will vest in the next 60 days.
(13)	Includes 500 shares of our common stock owned and 3,834 LTIP units that have vested.
(14)	Includes 6,220 shares of our common stock owned, 2,500 LTIP units that have vested and 2,833 LTIP units that will vest in the next 60 days.
(15)	Includes 11,220 shares of our common stock owned, 2,500 LTIP units that have vested and 2,833 LTIP units that will vest in the next 60 days.
(16)	Includes 1,220 shares of our common stock owned, 2,500 LTIP units that have vested and 2,833 LTIP units that will vest in the next 60 days.
(17)	Includes 2,500 LTIP units that have vested and 2,833 LTIP units that will vest in the next 60 days.

CORPORATE GOVERNANCE AND BOARD MATTERS

Sound Corporate Governance Practices

We are committed to sound corporate governance practices, including having a strong, majority-independent Board and maintaining clear stock ownership guidelines. The number of members of our Board of Directors will be determined from time-to-time by resolution of our Board of Directors. Our Board of Directors currently consists of six persons who are nominated each year by the Nominating and Corporate Governance Committee of our Board.

Board of Directors Structure

1)	All of our directors must be elected annually.

2)	Our directors are subject to our director resignation policy as part of our policy on voting procedures with respect to the election of directors in uncontested elections.

3)	A majority of our directors are independent.

4)	All members of the three standing committees of our Board are independent.

5)	Our independent directors meet regularly without the presence of any of our officers or employees.

6)	We have appointed Keith R. Guericke, one of our independent directors, as Lead Director. The Lead Director’s primary responsibilities are to preside at executive sessions of our Board and to preside at meetings of our Board when the Chairman is absent.

Stock Ownership Guidelines and Other Policies

1)	Although we have not adopted stock ownership guidelines that apply to our executive officers or directors, we strongly encourage our executive officers and directors to maintain an investment in our stock, and we include equity-based compensation in our compensation programs for our executive officers and our directors.

2)	We have a policy that prohibits our directors and executive officers from entering into hedging or monetization transactions involving our securities.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines, which provide the framework for the governance of our company and represent our Board’s current views with respect to selected corporate governance issues considered to be of significance to our stockholders. A current copy of the Corporate Governance Guidelines is published on the Corporate Governance page of the Investor Relations section on our website at www.amresprop.com.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a code of business conduct and ethics that applies to our officers, directors and employees. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote the following:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

•	full, fair, accurate, timely and understandable disclosure in our reports filed with the SEC and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code of business conduct to appropriate persons identified in the code of business conduct; and

•	accountability for adherence to the code of business conduct.

Any waiver of the code of business conduct and ethics for our executive officers, directors or employees may be made only by the Nominating and Corporate Governance Committee and will be promptly disclosed as required by law or stock exchange regulations.

Independence of Directors

Our Corporate Governance Guidelines require that a majority of our directors be “independent,” with independence determined in accordance with the applicable standards of the NYSE. Our Board may determine a director to be independent if our Board has affirmatively determined that the director has no material relationship with us or our subsidiaries, either directly or as a stockholder, director, officer or employee of an organization that has a relationship with us or our subsidiaries. Our Board of Directors has determined that the directors listed above as “independent” meet the independence standards of the NYSE. Our independent directors meet regularly in executive sessions without members of management present.

Committees of Our Board of Directors

Our Board of Directors has established three committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Each of these committees currently consists of four members, each of whom satisfies the NYSE’s independence standards. Matters put to a vote at one of our three independent committees of our Board of Directors must be approved by a majority of the directors on the committee who are present at the meeting at which there is a quorum or in an action by unanimous written consent of the directors serving on the committee.

Audit Committee

The Audit Committee, which is composed of Messrs. Benham, Brain, Guericke and Mansfield and for which Mr. Benham currently serves as the Chairman, assists our Board of Directors in overseeing our accounting and financial reporting processes and the audits of our financial statements. Our Board of Directors has affirmatively determined that each of the Audit Committee members meets the definition of “independent director” for purposes of the NYSE rules and the independence requirements of Rule 10A-3 of the Exchange Act. Our Board of Directors has also determined that Mr. Benham, the chair of the Audit Committee, qualifies as an “audit committee financial expert” under SEC rules and regulations and that each of the other members of the Audit Committee is financially literate within the meaning of Rule 10A-3 of the Exchange Act. Additionally, the Audit Committee is responsible for monitoring our procedures for compliance with the rules for taxation as a real estate investment trust (“REIT”) under Sections 856-860 of the Internal Revenue Code of 1986, as amended (the “Code”).

Compensation Committee

The Compensation Committee, which is composed of Messrs. Benham, Brain, Guericke and Mansfield and for which Mr. Brain currently serves as the Chairman, supports our Board of Directors in fulfilling its oversight responsibilities relating to senior management and director compensation, including the administration of our 2012 Equity Incentive Plan.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which is composed of Messrs. Benham, Brain, Guericke and Mansfield and for which Mr. Guericke currently serves as the Chairman, assists our Board of

Directors in identifying and recommending candidates to fill vacancies on our Board of Directors and for election by the stockholders, recommending committee assignments for directors, overseeing our Board of Directors’ annual evaluation of the performance of our Board of Directors, its committees and individual directors, reviewing compensation received by directors for service on our Board of Directors and its committees and developing and recommending to our Board of Directors appropriate corporate governance policies, practices and procedures for our company.

Risk Management Oversight

Our Board is actively involved in the oversight of risks that could affect our company. This oversight is conducted primarily through the Audit Committee but also through the other committees of our Board, as appropriate. Our Board and its committees, including the Audit Committee satisfy this responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company.

Meetings and Attendance

In 2013, our Board met six times; the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee met six times, three times and one time, respectively. Each of our directors attended at least 75% of the meetings of our Board and the committees of our Board on which they served during 2013.

Executive Sessions of Our Independent Directors

As required by the NYSE rules, the non-employee directors, all of whom are independent under the applicable standards of the NYSE, regularly meet in executive session, without management present. Generally, these executive sessions follow regularly scheduled meetings of our Board. The independent, non-employee directors met in executive session four times in 2013. Mr. Guericke, our Lead Director, presided over these executive sessions.

Director Nominations

The Nominating and Corporate Governance Committee works with our Board to determine the appropriate characteristics, skills and experience for our Board as a whole and its individual members. In evaluating the suitability of individuals for Board membership, the Nominating and Corporate Governance Committee takes into account many factors, including whether the individual meets the requirements for independence; the individual’s general understanding of the various disciplines relevant to the success of a publicly traded company; the individual’s understanding of the Company’s businesses and markets; the individual’s professional expertise and educational background; and other factors that promote diversity of views and experience. The Nominating and Corporate Governance Committee evaluates each individual in the context of our Board as a whole, with the objective of recommending a group of directors that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of our Board.

DIRECTOR COMPENSATION

Directors who are our employees (Mr. Schmitz and Ms. Hawkes) do not receive compensation for their service as directors. Our Board of Directors has established a compensation program for our independent directors. Pursuant to this compensation program, we pay the following fees to each of our independent directors:

•	an annual cash retainer of $50,000;

•	an initial grant of 2,500 LTIP units upon becoming a director;

•	at the time of each annual meeting of our stockholders, beginning with the 2014 annual meeting, each independent director who will continue to serve on our Board of Directors will receive an annual grant of LTIP units having a value of $50,000 if and as determined by our Board of Directors;

•	an additional annual cash retainer of $10,000 to the chair of the Audit Committee;

•	an additional annual cash retainer of $7,500 to the chair of the Compensation Committee; and

•	an additional annual cash retainer of $7,500 to the chair of the Nominating and Corporate Governance Committee.

We also reimburse our independent directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including without limitation travel expenses in connection with their attendance in-person at meetings of our Board of Directors and its committees.

Based on the recommendation of FTI Consulting Inc. (“FTI”), the independent professional compensation consulting firm retained by the Compensation Committee, the Compensation Committee recommended and our Board approved the non-employee director compensation program for 2013.

For 2014, our non-employee director compensation program will be the same as our non-employee director compensation program for 2013.

The table below summarizes the compensation paid by us to our non-employee directors for 2013 and 2012.

Name	Year	Fees Earned or Paid in Cash(1)	Stock Awards(2)		Total
Douglas N. Benham	2013	$60,000	$40,889		$100,889
	2012	$38,219	$42,500		$80,719

David M. Brain	2013	$57,500	$40,889		$98,389
	2012	$36,627	$42,500		$79,127

Keith R. Guericke	2013	$57,500	$40,889		$98,389
	2012	$36,627	$42,500		$79,127

Todd W. Mansfield	2013	$36,918	$84,452	(3)	$121,370

(1)	Amounts in this column represent each director’s annual cash retainer and additional cash retainer as committee chair, if applicable. Amounts for 2012 (2013 in Mr. Mansfield’s case) are prorated to reflect partial year service beginning on the director’s start date.
(2)

Stock awards were issued in the form of LTIP units. LTIP units are a special class of partnership interests in our Operating Partnership with certain restrictions, which are convertible into Operating Partnership units (“OP Units”), subject to satisfying vesting and other conditions. LTIP unit holders are entitled to receive the same distributions as holders of our OP units (only if we pay such distributions) on the unvested portion of their LTIP units. All LTIP unit awards were granted pursuant to our 2012 Equity Incentive Plan and will vest one year from the date of grant. The amounts in this column reflect the aggregate grant date fair value of stock awards granted in 2012 and 2013 calculated in accordance with FASB ASC Topic 718. We valued the 2012 LTIP units at a per-unit value of $17.00, equivalent to the per-share offering price of our common stock sold in our initial private offering less a discount for lack of marketability estimated by a third party. In July 2013, Messrs. Benham, Brain, Guericke and Mansfield were awarded their annual $50,000 grant of LTIP units. We valued the LTIP units in accordance with FASB ASC Topic 718 at a per-unit value of $14.43, equivalent to the per-share closing price of our common stock on the date of grant less a discount for lack of marketability estimated by a third-party consultant. These amounts reflect accounting expenses for these awards and do not correspond to the actual value, if any, that will be recognized by the non-employee director.
(3)	Mr. Mansfield became a member of our Board in April 2013. Upon joining our Board, Mr. Mansfield was awarded 2,500 LTIP units. We valued the LTIP units in accordance with FASB ASC Topic 718 at a per-unit value of $17.43, equivalent to the per-share offering price of our common stock sold in our January 2013 private offering less a discount for lack of marketability estimated by a third-party consultant.

EXECUTIVE OFFICERS

Our executive officers and their ages as of the Annual Meeting are as follows:

Name	Age	Position with Our Company
Stephen G. Schmitz	59	Chief Executive Officer and Chairman of our Board of Directors
Laurie A. Hawkes	58	President, Chief Operating Officer and Director
Shant Koumriqian	41	Chief Financial Officer and Treasurer
Christopher J. Byce	39	Senior Vice President, Investments
Lani B Porter	54	Senior Vice President, Operations

Biographical information with respect to Mr. Schmitz and Ms. Hawkes is set forth above under “Proposal No. 1: Election of Directors.”

Shant Koumriqian—Chief Financial Officer, Treasurer and Secretary. Mr. Koumriqian has served as our Chief Financial Officer and Treasurer since October 2012 and as our Secretary since February 6, 2014. Mr. Koumriqian served as Executive Vice President, Chief Financial Officer of MPG Office Trust, Inc. (NYSE: MPG) from December 2008 to March 2012, as Senior Vice President, Finance and Chief Accounting Officer from January 2008 to November 2008 and as Vice President, Finance from July 2004 to January 2008. Prior to joining MPG Office Trust, Mr. Koumriqian spent a total of nine years in real estate practice groups, first at Arthur Andersen LLP and then at Deloitte & Touche LLP, where he was a senior manager, serving public and private real estate companies. Mr. Koumriqian received a BA in Business Administration, cum laude, from California State University, Los Angeles.

Christopher J. Byce—Senior Vice President, Investments. Mr. Byce has served as our Senior Vice President, Investments since January 2014. Mr. Byce brought 15 years of experience in the real estate industry and joined us from Colony American Homes, LLC, where he served as Managing Director responsible for leading asset acquisitions for five regions in Colony Capital’s single-family rental REIT. In addition to managing underwriting, acquisitions and disposition activities for Colony, he was responsible for pioneering a Build-to-Rent strategy, resulting in a substantial acquisition pipeline of new properties. Mr. Byce also served as a Portfolio Manager for Colony AMC Opco, LLC, where he was responsible for managing more than $1 billion in distressed commercial debt and REO assets. Prior to joining Colony, Mr. Byce founded and managed Redcoat Inc., a commercial and residential property development company, and also served as a Vice President in the Atlanta Real Estate Division of Regions Bank. Mr. Byce has a B.B.A. degree in International Business Finance from the University of Georgia.

Lani B Porter—Senior Vice President, Operations. Ms. Porter has been our Senior Vice President, Operations since October 2012 after joining us in July 2012 as Vice President, Operations. She has been an executive in the Real Estate Industry since 1995, when, as a founding executive serving as Senior Vice President of Operations, she helped create the first online marketplace for mortgage lending at Getsmart.com. In 2000, after Providian Bank’s acquisition of Getsmart.com, she joined nCommand as Co-Founder, Chief Operating Officer and Chief Financial Officer, where she developed an end-to-end virtual loan process for residential lending. After the acquisition of nCommand by Ellie Mae in 2002, she served as Chief Financial Officer and Vice President of Operations at Accruent, a company whose products are used in managing over 1 billion square feet of commercial space for many Fortune 500 companies and large retailers. In addition, beginning in 2005, Ms. Porter served as Director of Operations for Hometown, where she developed the systems technology and processes to underwrite, fund, manage, securitize and sell more than $2 billion in assets. Ms. Porter has served on the Mortgage Bankers Association-sanctioned Governance Board of MISMO (Mortgage Industry Standards Maintenance Organization), attended Arizona State University, and completed the Oracle RDBMS Master’s program for Database Administrators.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the principles underlying our policies and decisions with respect to the compensation of our named executive officers and the principal factors relevant to an analysis of these policies and decisions. Our “named executive officers” and their positions are:

•	Stephen G. Schmitz, our Chief Executive Officer and Chairman of our Board of Directors;

•	Laurie A. Hawkes, our President, Chief Operating Officer and Director;

•	Shant Koumriqian, our Chief Financial Officer, Treasurer and Secretary; and,

•	Lani B Porter, our Senior Vice President, Operations.

Andrew G. Kent, who previously served as our Senior Vice President, Investments, Chief Compliance Officer, General Counsel and Secretary, resigned each of these positions and his positions with our subsidiaries effective October 31, 2013. For details regarding the severance payments and other benefits Mr. Kent received in connection with his resignation, please see “Certain Relationships and Related Party Transactions.”

The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from the currently planned programs summarized in this discussion.

Roles of Our Board of Directors and Chief Executive Officer in Compensation Decisions

The Compensation Committee of our Board of Directors is responsible for overseeing our executive compensation program, and for determining and approving, subject to the oversight of our Board of Directors, the ongoing compensation arrangements for our named executive officers. Our Compensation Committee, Board of Directors and Chief Executive Officer meet periodically to review adjustments, if any, to the compensation, including base salary, annual bonus and long-term equity awards, for our named executive officers. Equity awards are subject to approval by our Board of Directors.

Our Chief Executive Officer is responsible for evaluating the individual performance and contributions of each named executive officer, other than himself and Ms. Hawkes, our President and Chief Operating Officer, and reporting to our Compensation Committee and Board of Directors his recommendations regarding such other named executive officers’ compensation, subject to approval by our Compensation Committee of all compensation decisions relating to our named executive officers. Our Chief Executive Officer has not participated in any formal discussion with our Compensation Committee and Board of Directors regarding decisions on his own compensation or the compensation of Ms. Hawkes, and he has recused himself from meetings at which his compensation and Ms. Hawkes’ compensation have been discussed.

We do not generally rely on formulaic guidelines or react to short-term changes in business performance for determining the mix or levels of cash and equity-based compensation, but rather maintain a flexible compensation program that allows us to adapt components and levels of compensation to motivate, reward and retain individual named executive officers within the context of our desire to attain financial and operational goals. Subjective factors considered in compensation determinations include a named executive officer’s responsibilities, leadership abilities, skills, contributions as a member of the executive management team, contributions to our overall performance and whether the total compensation potential and structure is sufficient to ensure the retention of a named executive officer when considering the compensation potential that may be available elsewhere.

Engagement of Compensation Consultants

Our Compensation Committee retained FTI, a professional compensation consulting firm, to provide advice regarding the executive compensation program for our senior executive management team. Under the engagement agreement between the Compensation Committee and FTI, FTI has provided, and will in the future provide, analysis and recommendations regarding base salaries, annual bonuses and long-term incentive compensation for our executive management team, and a director compensation program for non-employee members of our Board of Directors. FTI has not performed and does not currently provide any other services to management or our company, other than providing de minimis advice to our company for no additional fee relating to company-paid health insurance premiums for our broad-based group health plan. The Compensation Committee has determined that FTI meets the criteria for an independent consultant in accordance with SEC guidelines for such services.

Executive Compensation Philosophy and Objectives

The market for experienced management is highly competitive in our industry. Our goal is to attract and retain the most highly qualified executives to manage each of our business functions. In doing so, we draw upon a pool of talent that is highly sought after by similarly sized REITs and other real estate companies. Our executive compensation philosophy recognizes that, given that the market for experienced management is highly competitive in our industry, key and core to our success is our ability to attract and retain the most highly qualified executives to manage each of our business functions.

We regard as fundamental that executive officer compensation be structured to provide competitive base salaries and benefits to attract and retain superior employees and to provide incentive compensation to motivate executive officers to attain, and to reward executive officers for attaining, financial, operational, individual and other goals that are consistent with increasing stockholder value. We also believe that our executive compensation program should include a long-term incentive component that aligns executives’ interests with our stockholders’ interests. The objective of our long-term incentive awards, including equity-based compensation, will be to encourage executives to focus on our long-term growth and incentivize executives to manage our company from the perspective of stockholders with a meaningful stake in our success.

We view the components of our executive compensation program as related but distinct, and we expect to regularly reassess the total compensation of our named executive officers to ensure that our overall compensation objectives are met. We have considered, but not relied upon exclusively, the following factors in determining the appropriate level for each compensation component: our understanding of the competitive market based on the collective experience of members of our Compensation Committee and our Board of Directors and their review of compensation surveys; our recruiting and retention goals; our view of internal equity and consistency; the length of service of our executive officers; our overall performance; the recommendations of FTI; and other considerations our Compensation Committee and our Board of Directors and/or Chief Executive Officer determines are relevant.

Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation program is designed to be flexible and complementary and to serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element, to a greater or lesser extent, serves each of our compensation objectives and that, collectively, they are effective in achieving our overall objectives.

In March 2013, FTI prepared a report (the “2013 FTI Report”) for the Compensation Committee to assess the competitiveness of the Company’s compensation levels of our executive officers, including our named executive officers. FTI compared the 2012 compensation of our named executive officers to the same officer levels of a peer group of 16 publicly traded REITs that FTI determined were comparable to our company. The peer group companies included select residential REITs, triple-net lease REITs and select other REITs that FTI determined were comparable to our company in terms of company size and the knowledge and skills required by the executive team members to effectively manage their companies and their operations. The members of the peer group in the report are:

Agree Realty Corporation

Associated Estates Realty Corp.

BRE Properties, Inc.

Campus Crest Communities, Inc.

Cedar Realty Trust Inc.

Education Realty Trust, Inc.

Excel Trust, Inc.

Getty Realty Corporation

Hudson Pacific Properties, Inc.

Inland Real Estate Corporation

Mid-America Apartment Communities, Inc.

Post Properties, Inc.

Ramco-Gershenson Property Trust

Retail Opportunity Investments Corp.

Sun Communities, Inc.

Urstadt Biddle Properties, Inc.

The 2013 FTI Report contained recommendations to the Compensation Committee and included the following compensation components of the executive officers of the peer group companies: (i) base salary, (ii) bonus / non-equity incentive plan compensation, (iii) total salary and bonus, (iv) long-term compensation, (v) other miscellaneous and (v) total compensation.

In February 2014, FTI prepared a report (the “2014 FTI Report”) for the Compensation Committee to assess the competitiveness of the Company’s 2013 compensation levels of our executive officers, including our named executive officers, and to make recommendations based on its analysis. FTI compared the 2013 compensation of our named executive officers to the same officer levels of the same peer group used in the 2013 FTI Report and assessed the same compensation components of the executive officers of the peer group companies.

Elements of 2013 Executive Compensation

The following describes the primary components of our executive compensation program for each of our named executive officers, the rationale for that component and how compensation amounts are determined.

Base Salary

We provide our executive officers, including our named executive officers, with a base salary to compensate them for service rendered to our company during the year. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Generally, initial base salary amounts were established based on consideration of, among other factors, the scope of the named executive officer’s responsibilities, period of service and the general knowledge of our Compensation Committee and our Board of Directors or our Chief Executive Officer of the competitive market based on, among other things, experience with other companies and our industry. The base salaries of our named executive officers will be reviewed periodically by our Compensation Committee and our Board of Directors or our Chief Executive Officer and merit salary increases will be made as deemed appropriate based on such factors as the scope of an executive officer’s responsibilities, individual contribution, prior experience and sustained performance. The table below shows the base salary for 2013 of each individual who served as a named executive officer of our company during the year ended December 31, 2013:

Named Executive Officer	Title	Base Salary
Stephen G. Schmitz	Chairman and Chief Executive Officer	$500,000
Laurie A. Hawkes	President and Chief Operating Officer	$500,000
Shant Koumriqian	Chief Financial Officer, Treasurer and Secretary	$325,000
Andrew G. Kent(1)	Senior Vice President, Investments, Chief Compliance Officer, General Counsel and Secretary	$225,000
Lani B Porter	Senior Vice President, Operations	$225,000

(1)	Mr. Kent resigned effective October 31, 2013. For details regarding the severance payments and other benefits Mr. Kent received in connection with his resignation, please see “Certain Relationships and Related Party Transactions.”

Annual Performance-Based Compensation

We use cash bonuses to motivate our named executive officers to achieve our short-term financial and strategic objectives while making progress towards our longer-term growth and other goals. Our Compensation Committee makes all final determinations regarding annual bonuses for each of our named executive officers based on the recommendations of our Chief Executive Officer (other than for our Chief Executive Officer and President and Chief Operating Officer), the performance of our named executive officers relative to any individual and corporate performance goals established by the Compensation Committee (with the assistance of any independent compensation consultant it may engage), market factors and such other factors as the Compensation Committee (with the assistance of any compensation consultant it may engage), deem appropriate.

In April 2013, taking into consideration the findings of the 2013 FTI Report, the Compensation Committee established target percentages of 2013 base salary for annual cash performance bonuses for our named executive officers. In February 2014, in recognition of the executives’ performance in 2013 and taking into consideration the findings of the 2014 FTI Report, the Compensation Committee awarded discretionary annual cash bonuses. The following table sets forth the percentages of each executive’s base salary and the dollar amounts of the discretionary cash bonuses described above.

	Cash Bonus for 2013 Performance
Name	% of Base Salary-Target	% of Base Salary-Actual	$ Amount

Stephen G. Schmitz	100.0%	100.0%	$500,000
Laurie A. Hawkes	100.0%	100.0%	$500,000
Shant Koumriqian	75.0%	76.9%	$250,000
Lani B Porter	60.0%	77.8%	$175,000

Long-Term Equity-Based Awards

The goals of our long-term equity-based awards are to reward and encourage long-term corporate performance based on the value of our stock and, thereby, to align the interests of our executive officers, including our named executive officers, with those of our stockholders. The size and form of the initial equity awards for our named executive officers typically have been established through arm’s-length negotiation at the time the individual was hired or at the time at which we entered into an employment agreement with the named executive officer. In making these awards, we considered, among other things, the prospective role and responsibility of the individual, competitive factors, the amount of equity-based compensation held by the executive officer at his or her former employer, our Board of Directors’ collective experience with compensation paid in respect of similar roles and in companies in similar stages of growth and industries as us at the time the executive officer was hired, the cash compensation received by the executive officer and the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

IPO-Related Grants

In connection with our initial public offering completed in May 2013, we committed to granting long-term incentive plan units (“LTIP Units”) pursuant to our 2012 Equity Incentive Plan (the “Plan”) to certain of our executive officers, subject to the establishment by our Compensation Committee of performance-based vesting criteria for the awards.

In November 2013, the Compensation Committee and the Board established the performance-based vesting criteria that will apply to the LTIP Units that were approved for grant to certain of our executive officers in connection with our initial public offering. The number of LTIP Units granted to these recipients was as follows:

Name	Number of LTIP Units
Stephen G. Schmitz	142,857

Laurie A. Hawkes	142,857

Shant Koumriqian	26,190

Lani B Porter	26,190

In November 2013, we entered into a Long Term Incentive Plan Unit Performance-Based Vesting Agreement with each of Mr. Schmitz, Ms. Hawkes, Mr. Koumriqian and Ms. Porter setting forth the terms and conditions of these performance-based LTIP Unit awards. The grant date under each award agreement is November 2, 2013. Pursuant to each award agreement, up to 50% of the awarded LTIP Units will vest based on the percentage increase of the Company’s total stockholder return (“TSR”) beginning on May 14, 2013 (the date of the closing of our initial public offering), and up to 50% of the awarded LTIP Units will vest based on the relative outperformance of our TSR as compared to the percentage change of the SNL US REIT Equity Index (the “Index”) over the same period, as follows:

•	On May 14, 2014, up to 20% may vest: 10% will vest if our TSR for the one-year period ending May 14, 2014 is greater than 7.00%, and another 10% will vest if our TSR outperforms the Index over the same period;

•	On May 14, 2015, up to 20% may vest: 10% will vest if our TSR for the two-year period ending May 14, 2015 is greater than 14.49%, and another 10% will vest if our TSR outperforms the Index over the same period;

•	On May 13, 2016, up to 20% may vest: 10% will vest if our TSR for the three-year period ending May 13, 2016 is greater than 22.50%, and another 10% will vest if our TSR outperforms the Index over the same period;

•	On May 12, 2017, up to 20% may vest: 10% will vest if our TSR for the four-year period ending May 12, 2017 is greater than 31.08%, and another 10% will vest if our TSR outperforms the Index over the same period; and

•	On May 14, 2018, any of the awarded LTIP Units not previously vested may vest: up to 50% will vest if our TSR for the five-year period ending May 14, 2018 is greater than 40.25%, and up to 50% will vest if our TSR outperforms the Index over the same period.

Moreover, the awarded LTIP Units will not vest unless the Compensation Committee determines that the applicable performance condition has been satisfied for the applicable time period.

The awarded LTIP Units will also vest in the event of a change in control of our company (as defined in the Plan), upon termination of the executive’s employment without cause or on account of the executive’s death or disability or upon resignation by the executive for good reason or within 90 days after notice of non-renewal of the executive’s employment agreement (each of the preceding terms as defined in the executives’ employment agreements).

In all cases, the awarded LTIP Units will not vest unless the executive remains in our continuous employ from the date of grant until the date the LTIP Units vest as described above.

Any of the awarded LTIP Units that have not vested as described above may not be transferred and will be forfeited on the date the executive’s employment terminates or is terminated for any reason. All of the awarded LTIP Units that have not vested on or before May 14, 2018, in accordance with the terms of the award agreements, will be forfeited.

Prior to vesting, 55% of any distributions on the non-vested LTIP Units will be accumulated but will not be paid to the executive during the applicable performance period. Any accumulated and unpaid distributions on the LTIP Units will be paid to the executive on the date the LTIP Units have vested in accordance with the applicable award agreement.

2014 Long-Term Equity Incentive Awards for 2013 Service and Results

In March 2014, FTI provided recommendations to the Compensation Committee regarding discretionary equity-based compensation for our named executive officers’ service and results in 2013, based on the information included in the 2014 FTI Report. In recognition of their service and results in 2013, and taking into consideration the recommendations contained in the 2014 FTI Report, the Compensation Committee, in its discretion, granted LTIP Units subject to time-based vesting and LTIP Units subject to performance-based vesting criteria to the individuals and in the amounts shown in the following table.

Name	Number of Time- Based LTIP Units	Number of Performance-Based LTIP Units
Stephen G. Schmitz	13,977	13,977

Laurie A. Hawkes	13,977	13,977

Shant Koumriqian	5,591	5,591

Lani B Porter	5,591	5,591

These time-based LTIP Units will vest ratably on January 1, 2015, January 1, 2016 and January 1, 2017. These performance-based LTIP Units will vest based on the percentage increase of the Company’s TSR beginning on January 1, 2014, as follows:

•	On January 9, 2015, 33.33% vest if our TSR for the one-year period ending December 31, 2014 is greater than 7.00%;

•	On January 9, 2016, 33.33% vest if our TSR for the two-year period ending December 31, 2015 is greater than 14.49%; and

•	On January 10, 2017, any of the awarded LTIP Units not previously vested will vest if our TSR for the three-year period ending December 31, 2016 is greater than 22.50%.

The TSR for each period will be based in part on the average of the closing prices of our common stock on the ten trading days evenly straddling January 1, 2014 and each of December 31, 2014, December 31, 2015 and December 31, 2016.

The time-based and the performance-based LTIP Units will also vest in the event of a change in control of our company (as defined in the Plan), upon termination of the executive’s employment without cause or on account of the executive’s death or disability or upon resignation by the executive for good reason or within 90 days after notice of non-renewal of the executive’s employment agreement (each of the preceding terms as defined in the executives’ employment agreements).

The LTIP Units will not vest unless the executive remains in our continuous employ from the date of grant until the date the LTIP Units vest as described above.

Any of the LTIP Units that have not vested as described above may not be transferred and will be forfeited on the date the executive’s employment terminates or is terminated for any reason. All of the LTIP Units that have not vested on or before January 10, 2017, in accordance with the terms of the award agreements, will be forfeited.

Prior to vesting, 55% of any distributions on the non-vested LTIP Units will be accumulated but will not be paid to the executive during the applicable performance period. Any accumulated and unpaid distributions on the LTIP Units will be paid to the executive on the date the LTIP Units have vested in accordance with the applicable award agreement.

Elements of 2014 Executive Compensation Program

The 2014 executive compensation program will be based on various factors, including, among others, corporate and individual performance goals. In February 2014, taking into consideration, among other things, the recommendations from the 2014 FTI Report, the Compensation Committee elected to increase Mr. Koumriqian’s salary for 2014 from $325,000 to $350,000 and Ms. Porter’s salary for 2014 from $225,000 to $275,000, in both cases, effective retroactively to January 1, 2014. Mr. Schmitz’s and Ms. Hawkes’ salaries remain unchanged for 2014. Pursuant to an Executive Severance and Change in Control Agreement we entered into with Mr. Byce on December 27, 2013, which became effective as of January 6, 2014, Mr. Byce’s annual salary for 2014 is $250,000, subject to annual review by the Compensation Committee in future years. For 2014, the Compensation Committee has established target percentages of the 2014 base salary for annual cash performance bonuses for our named executive officers and Mr. Byce as follows: 100% for each of Mr. Schmitz and Ms. Hawkes, 75% for Mr. Koumriqian and 60% for each of Mr. Byce and Ms. Porter.

Retirement Savings

We intend to establish a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We may match contributions made by participants in the plan up to a specified percentage of the employee contributions, and these matching contributions may be fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax deferred retirement savings though our 401(k) plan, and potentially making fully vested matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Employment Agreements; Severance and Change in Control Agreements

In order to specify our expectations with regard to our executive officers’ duties and responsibilities and to provide greater certainty with regard to the amounts payable to our executive officers in connection with certain terminations or change in control events, our Board has approved and we have entered into employment agreements with each of our executive officers, other than Mr. Byce. We have entered into an Executive Severance and Change in Control Agreement with Mr. Byce which is substantially similar to the employment agreements we have entered into with our other named executive officers. These agreements are described in more detail under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2013 Table” below.

Risk Considerations in our Executive Compensation Program

The Compensation Committee has assessed our compensation program for the purpose of reviewing and considering any risks presented by our compensation policies and practices that are likely to have a material adverse effect on us. As part of that assessment, management reviewed the primary elements of our compensation program, including base salary, annual bonus opportunities, equity compensation and severance arrangements. Management’s risk assessment included a review of the overall design of each primary element of our compensation program, and an analysis of the various design features, controls and approval rights in place with respect to compensation paid to management and other employees that mitigate potential risks to us that could arise from our compensation program. Following the assessment, management determined that our compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on us and reported the results of the assessment to the Compensation Committee.

Stock Ownership Guidelines for Executive Officers

We encourage each of our executive officers, including our named executive officers, to own equity in our company, and we include equit-based compensation as a meaningful component of our executive compensation program. However, we have not adopted formal stock ownership guidelines for our executive officers. For more information, please see “Corporate Governance Matters—Stock Ownership Guidelines.”

2013 Summary Compensation Table

The following table summarizes information regarding the compensation awarded to, earned by or paid to our named executive officers for the years ended December 31, 2013 and 2012.

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)		Stock Awards(2) ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Stephen G. Schmitz	2013	500,000	1,000,000	(3)	797,232	(4)	—	25,830	(5)	2,323,062
Chief Executive Officer and Chairman	2012	312,500	320,548		3,824,337	(4)	—	1,442	(6)	4,458,827

Laurie A. Hawkes	2013	500,000	1,000,000	(3)	797,232	(4)	—	3,194	(5)	2,300,426
President and Chief Operating Officer	2012	312,500	320,548		3,824,337	(4)	—	1,442	(6)	4,458,827

Shant Koumriqian	2013	325,000	250,000		1,178,657	(7)	—	30,440	(8)	1,784,097
Chief Financial Officer, Treasurer and Secretary	2012	67,708	51,421		85,000	(7)	—	369	(9)	204,498

Andrew G. Kent(11)	2013	187,500	—		—		—	400,000	(10)	587,500
Former Senior Vice President, Investments, Chief Compliance Officer, General Counsel and Secretary	2012	94,904	75,000		255,000	(12)	—	361	(13)	425,265

Lani B Porter	2013	225,000	175,000		146,157	(14)	—	—		546,157
Senior Vice President, Operations	2012	75,000	65,000		195,500	(14)	—	647	(15)	336,147

(1)	Amounts in this column represent each named executive officer’s annual base salary for 2013 and 2012, prorated for 2012 to reflect partial-year service beginning on May 11, 2012 in the case of Mr. Schmitz and Ms. Hawkes, October 15, 2012 in the case of Mr. Koumriqian and July 2, 2012 in the case of Ms. Porter and prorated for 2013 for Mr. Kent to reflect partial-year service ending on October 31, 2013.
(2)	Each amount in this column is the grant date fair value of LTIP units or restricted stock awarded to the executive. For information regarding the assumptions made in the valuation of LTIP unit awards, see Note 7 to our consolidated financial statements.
(3)	Amount includes an aggregate of $500,000 awarded pursuant to the executive’s employment agreement: $250,000 in March 2013 upon filing with the SEC of a resale registration statement relating to the registration of shares sold in our initial private offering and $250,000 in May 2013 upon completion of our initial public offering.
(4)

For 2013, reflects 142,857 Performance Based LTIP unit awards (see Long-Term Equity Based Awards for a description of the vesting provisions of this award). For 2012, reflects 224,961 LTIP units, of which 5,245 vested upon grant, 131, 230 vested on May 9, 2013 upon completion of our Initial Public Offering and 88,486 that vested or vest, as the case may be, ratably on May 11, 2013, May 11, 2014 and May 11, 2015.
(5)	Amounts represent life insurance premiums.
(6)	Amount includes $1,306 in 2012 in health insurance premiums and $136 in dental, life and long-term disability insurance premiums.
(7)	For 2013, reflects 26,190 Performance Based LTIP unit awards (see Long-Term Equity Based Awards for a description of the vesting provisions of this award), 30,952 shares of restricted stock that vest ratably on May 30, 2014, May 30, 2015 and May 30, 2016 and 21,429 LTIP units that vest ratably on May 30, 2014, May 30, 2015 and May 30, 2016. For 2012, reflects 5,000 LTIP units that vested or vest, as the case may be, ratably on November 7, 2013, November 7, 2014 and November 7, 2015.
(8)	Amount includes $23,430 for reimbursement of commuting and moving expenses from October 15, 2012 to August 31, 2013 in accordance with Mr. Koumriqian’s employment agreement and $7,010 in life insurance premiums.
(9)	Amount includes $233 in 2012 in health insurance premiums and $136 in 2012 in dental, life and long-term disability insurance premiums.
(10)	Severance benefits paid in equal installments on the Company’s regularly scheduled pay days until November 1, 2014.
(11)	Mr. Kent resigned effective October 31, 2013. For details regarding the severance payments and other benefits Mr. Kent received in connection with his resignation, please see “Certain Relationships and Related Party Transactions.”
(12)	Reflects 2,500 LTIP units that vested or vest, as the case may be, ratably on May 4, 2013, May 14, 2014 and May 14, 2015 and 12,500 LTIP units that vest ratably on November 7, 2013, November 7, 2014 and November 7, 2015. Mr. Kent forfeited all but 834 of these LTIP units upon his resignation from our company and all of its subsidiaries effective October 31, 2013.
(13)	Amount includes $233 in health insurance premiums and $128 in dental, life and long-term disability insurance premiums.
(14)	For 2013, reflects 26,190 Performance Based LTIP unit awards (see Long-Term Equity Based Awards for a description of the vesting provisions of this award). For 2012, reflects 11,500 LTIP units that vested or vest, as the case may be, ratably on November 7, 2013, November 7, 2014 and November 7, 2015.
(15)	Amount includes $519 in 2012 in health insurance premiums and $128 in 2012 in dental, life and long-term disability insurance premiums.

Potential Payments Upon Termination or Change in Control

The following table indicates the cash amounts, accelerated vesting and other payments and benefits that the named executive officers would be entitled to receive under various circumstances pursuant to the terms of the 2012 Equity Incentive Plan, the agreements governing awards made under the 2012 Equity Incentive Plan and their employment agreements. The table assumes that the termination of the named executive officer or the change in control scenario, as applicable, occurred on December 31, 2013.

Name and Termination /Change in Control Scenario	Cash Payment(1)	Acceleration of Vesting of Long-Term Equity Incentive Awards(2)	Excise Tax Gross- Up Payment(3)	Total
Stephen G. Schmitz
Chairman and Chief Executive Officer

For Cause or Without Good Reason	$—	$—	$—	$—
Upon Death or Disability	$—	$1,426,450	$—	$1,426,450
For Good Reason or Without Cause	$3,000,000	$1,426,450	$—	$4,426,450
Non-Renewal	$2,000,000	$1,426,450	$—	$3,426,450
Upon a Change in Control	$—	$1,426,450	$—	$1,426,450

Laurie A. Hawkes
President and Chief Operating Officer

For Cause or Without Good Reason	$—	$—	$—	$—
Upon Death or Disability	$—	$1,426,450	$—	$1,426,450
For Good Reason or Without Cause	$3,000,000	$1,426,450	$—	$4,426,450
Non-Renewal	$2,000,000	$1,426,450	$—	$3,426,450
Upon a Change in Control	$—	$1,426,450	$—	$1,426,450

Shant Koumriqian
Chief Financial Officer, Treasurer and Secretary

For Cause or Without Good Reason	$—	$—	$—	$—
Upon Death or Disability	$—	$1,005,869	$—	$1,005,869
For Good Reason or Without Cause	$568,750	$1,005,869	$—	$1,574,619
Non-Renewal	$568,750	$1,005,869	$—	$1,574,619
Upon a Change in Control	$—	$1,005,869	$—	$1,005,869

Andrew G. Kent(4)	$400,000	$—	$—	$400,000
Former Senior Vice President, Investments, Chief Compliance Officer, General Counsel and Secretary

Lani B Porter
Senior Vice President, Operations

For Cause or Without Good Reason	$—	$—	$—	$—
Upon Death or Disability	$—	$256,965	$—	$256,965
For Good Reason or Without Cause	$360,000	$256,965	$—	$616,965
Non-Renewal	$360,000	$256,965	$—	$616,965
Upon a Change in Control	$—	$256,965	$—	$256,965

(1)	This column assumes that there was neither accrued but unpaid salary or bonus compensation nor expense reimbursements unpaid as of December 31, 2013. An executive who is entitled to receive a cash severance payment is also entitled to reimbursement for up to 18 months of COBRA coverage (which is not reflected in this column).

(2)	Amounts in this column reflect accelerated vesting of awards of LTIP units granted pursuant to our 2012 Equity Incentive Plan that were Outstanding at December 31, 2013. For information regarding the assumptions made in the valuation of our equity awards, see note 7 to our consolidated financial statements.
(3)	Our named executive officers are not entitled to indemnification for any excise tax liability. Our 2012 Equity Incentive Plan provides that participants will receive either (a) all promised “parachute” payments (with the participant responsible for paying any excise tax) or (b) reduced benefits equal to the maximum amount that can be paid without excise tax liability, whichever provides the greater after-tax benefit to the participant.
(4)	Mr. Kent resigned effective October 31, 2013. For details regarding the severance payments and other benefits Mr. Kent received in connection with his resignation, please see “Certain Relationships and Related Party Transactions.”

2013 Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards including restricted shares of our common stock and LTIP Units made to our named executive officers (excluding Mr. Kent, who resigned effective October 31, 2013 and did not receive any plan-based awards in 2013) during the year ended December 31, 2013.

Name	Date of Grant	Number of Shares or Units	Grant Date Fair Value of Awards ($)
Stephen G. Schmitz	November 2, 2013	142,857	797,232	(1)

Laurie A. Hawkes	November 2, 2013	142,857	797,232	(1)

Shant Koumriqian	May 30, 2013	21,429	382,508	(2)
	May 30, 2013	30,952	649,992	(3)
	November 2, 2013	26,190	146,157	(1)

Lani B Porter	November 2, 2013	26,190	146,157	(1)

(1)	Reflects performance based LTIP unit awards (see Long-Term Equity Based Awards for a description of the vesting provision of this award). For information regarding the assumptions made in the valuation of LTIP unit awards, see Note 7 to our consolidated financial statements.
(2)	LTIP unit awards with a fair value of $17.85, which reflects the inherent uncertainty that the LTIP units will reach parity with units of limited partnership interest in our operating partnership (“OP units”), the appropriateness of discounts for illiquidity, expectations for future dividends and various other data available to us at the time and other data that we deem relevant. For information regarding the assumptions made in the valuation of LTIP unit awards, see Note 7 to our consolidated financial statements.
(3)	Restricted stock awards at a per-unit value of $21.00, equivalent to the per-share closing price of our common stock on the date of grant.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2013 Table

Upon completion of our initial private offering in May 2012, we entered into employment agreements with Mr. Schmitz and Ms. Hawkes. In April 2013, we amended and restated those agreements and entered into employment agreements with Mr. Koumriqian (whose agreement was effective as of October 15, 2012), Mr. Kent (whose agreement was effective as of January 1, 2013 and terminated as of October 31, 2013) and Ms. Porter (whose agreement was effective as of January 1, 2013). Each of the employment agreements for Mr. Schmitz, Ms. Hawkes, Mr. Koumriqian and Ms. Porter has an initial term expiring December 31, 2015, with an automatic one-year extension after the expiration of the initial term, unless either party to each agreement provides the other with at least 90 days’ prior written notice of non-renewal. Each of these agreements requires the applicable executive officer to dedicate substantially all of his or her business time and efforts to the performance of his or her duties as our executive officers, except that Mr. Schmitz and Ms. Hawkes are permitted to spend a portion of their time and efforts assisting the general partner of Phoenix Fund in the performance of its duties to Phoenix Fund.

These employment agreements provide or, in the case of Mr. Kent, provided, for, among other things:

•	an annual base salary for 2013 of $500,000 for each of Mr. Schmitz and Ms. Hawkes, $325,000 for Mr. Koumriqian, $225,000 for Mr. Kent and $225,000 for Ms. Porter, subject to future increases from time to time at the discretion of our Board of Directors or the Compensation Committee;

•	eligibility for annual cash performance bonuses based on the satisfaction of performance goals to be established by the Compensation Committee;

•	participation in our 2012 Equity Incentive Plan and any subsequent equity incentive plans approved by our Board of Directors and stockholders; and

•	participation in any group life, hospitalization or disability insurance plans, health programs, pension and profit sharing plans, relocation programs and similar benefits that may be available to our other senior executive officers.

For 2013, the Compensation Committee established target percentages of the 2013 base salary for annual cash performance bonuses for our named executive officers as follows: 100% for each of Mr. Schmitz and Ms. Hawkes, 75% for Mr. Koumriqian and 60% for Ms. Porter. In recognition of these executives’ outstanding performance in 2013, in February 2014 the Compensation Committee awarded discretionary annual cash bonus payments for 2013 of $500,000, $500,000, $250,000 and $175,000 to Mr. Schmitz, Ms. Hawkes, Mr. Koumriqian and Ms. Porter, respectively, which amounts were equivalent to 100%, 100%, 76.92% and 77.78% of those individuals’ respective 2013 annual base salaries. Upon commencing his employment with our company, Mr. Koumriqian received a one-time grant of 5,000 LTIP units that will vest ratably on each of the first three anniversaries of their date of grant.

In March 2013, each of Mr. Schmitz and Ms. Hawkes received a special cash bonus of $250,000 upon our filing with the SEC of a resale shelf registration statement relating to the registration of the shares sold in our initial private offering in accordance with the terms set forth in the related registration rights agreement, and each of Mr. Schmitz and Ms. Hawkes received an additional special cash bonus of $250,000 upon completion of our initial public offering in May 2013. Also upon completion our initial public offering in May 2013, we granted Mr. Koumriqian 21,429 LTIP units and 30,952 restricted shares of our common stock with a value of $382,508 and $649,992, respectively, based on the price to the public of our common stock in our initial public offering. These LTIP units and shares of restricted common stock will vest ratably on each of the first three anniversaries of their date of grant.

Under the terms of their respective employment agreements, our executive officers are entitled to receive long-term disability coverage equal to 75% of the executive officer’s annual base salary and group life insurance coverage with a face amount equal to $1,000,000. We pay the premiums on all primary or supplemental disability and supplemental life insurance policies provided for the benefit of our executive officers and their designated beneficiaries, and the value of these premiums is treated as taxable income to the executive officer.

If we terminate the executive officer’s employment for “cause” or the executive officer resigns without “good reason,” each as defined in the employment agreement or executive severance and change in control agreement, as applicable, the executive officer will be entitled to receive his or her annual base salary and other benefits that have been earned and accrued prior to the date of termination and reimbursement of expenses incurred prior to the date of termination.

If we terminate the executive officer’s employment without cause, the executive officer resigns for good reason or, in the case of the employment agreements, if we elect not to renew the employment agreement and the executive resigns within 90 days after receipt of the non-renewal notice, the executive officer will be entitled to the severance benefits described below. The severance benefits include the following:

•	In each case, the executive officer will be entitled to receive his or her annual base salary and other benefits that have been earned and accrued prior to the date of termination, reimbursement of expenses incurred prior to the date of termination and any cash or equity bonus compensation that has been earned and accrued prior to the date of termination.

•	In the event we terminate the executive officer’s employment without cause or if the executive officer resigns for good reason, the executive officer will be entitled to receive a cash payment (payable in equal monthly installments over up to one year) in an amount equal to the sum of (1) the executive officer’s then-current annual base salary, plus (2) the greater of the annual cash bonus compensation most recently earned (whether or not paid) and the average annual cash bonus compensation actually paid for the last three full fiscal years, which sum will be multiplied by three for each of Mr. Schmitz and Ms. Hawkes and by one for each of Mr. Koumriqian and Ms. Porter. In the event we elect not to renew an executive officer’s employment agreement and the executive officer elects to resign within 90 days after receipt of the notice of non-renewal, the foregoing sum will be multiplied by two for each of Mr. Schmitz and Ms. Hawkes and one for each of Mr. Koumriqian and Ms. Porter.

•	We will reimburse the COBRA premium under our major medical health and dental plan for up to 18 months after termination, and, in each case, the executive officer and his or her dependents will be entitled to receive continuing coverage under health, dental, disability and life insurance benefit plans at the same cost as payable by our other executives for a period of 18 months after the executive officer’s termination. We will have no obligation to provide these continuing benefits if the executive officer becomes entitled to receive them from another employer.

•	In each case, all equity awards granted to the executive officer under our 2012 Equity Incentive Plan or any subsequent equity incentive plan approved by our Board of Directors will immediately vest, any forfeiture restrictions will immediately lapse and any target bonus performance criteria for the year in which such termination occurs will be treated as satisfied and, in the case of any options, will become vested and exercisable or, at the discretion of our Board of Directors, may be cashed out or cancelled.

Each employment agreement provides that the executive officer or his or her estate is entitled to certain benefits in the event of his or her death or disability. Specifically, each executive officer, or in the event of the executive officer’s death, his or her beneficiaries, will be entitled to receive:

•	the executive officer’s annual salary and other benefits that are earned and accrued under the employment agreement and the applicable benefit plans prior to the date of termination;

•	any cash or equity bonus compensation that has been earned and accrued prior to the date of termination;

•	immediate vesting of any unvested equity incentive awards, with any applicable performance criteria for the year in which such death or disability occurs being treated as satisfied, and any options will become vested and exercisable or, at the discretion of our Board of Directors, be cashed out or cancelled;

•	reimbursement for and/or continuing coverage under our benefit plans for a period of 18 months after the executive officer’s termination; and

•	reimbursement for expenses incurred prior to the date of termination.

The employment agreements provide that, if a “change in control” (as defined in the agreements) occurs, all equity awards granted to the executive officer under our 2012 Equity Incentive Plan and any subsequent equity incentive plans approved by our Board of Directors will immediately vest (and the performance criteria will be treated as satisfied) and, if applicable, become exercisable.

These agreements also contain standard confidentiality provisions, which apply indefinitely and non-competition and non-solicitation provisions which apply during the term of the employment agreement and for one year following the executive officer’s termination under certain circumstances.

Outstanding Plan-Based Awards at Fiscal Year-End

The following table sets forth information regarding outstanding plan-based awards including LTIP units held by the named executive officers as of December 31, 2013.

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Stephen G. Schmitz	—	—	201,848	3,463,712
Laurie A. Hawkes	—	—	201,848	3,463,712
Shant Koumriqian	—	—	81,904	1,405,472
Andrew G. Kent	—	—	—	—
Lani B Porter	—	—	33,857	580,986

(1)	The market value is computed by multiplying the closing market price of our common stock as of December 31, 2013 by the number of outstanding shares of unvested restricted awards of our common stock or unvested LTIP unit awards.

Plan-Based Awards Vested

The following table sets forth information regarding the plan-based awards that vested during 2013.

	Plan Based Awards
Name	Number of Units Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
Stephen G. Schmitz	160,726	3,375,246
Laurie A. Hawkes	160,726	3,375,426
Shant Koumriqian	1,667	29,406
Andrew G. Kent	834	17,514
Lani B Porter	3,833	67,614

(1)	The value realized on vesting is computed by multiplying the closing market price of our common stock on the vesting date by the number of vested LTIP units.

Executive Severance and Change in Control Agreement with Christopher J. Byce Effective January 6, 2014

On December 27, 2013, the Company entered into an Executive Severance and Change in Control Agreement with Christopher J. Byce, and such agreement became effective on January 6, 2014. The terms of the Executive Severance and Change in Control Agreement will apply during the terms of Mr. Byce’s employment with the Company. Under the terms of the agreement, Mr. Byce is entitled to receive or received:

•	an annual salary of $250,000 per year, which may be increased from time to time in subsequent years by an amount and on such conditions as may be approved by the Board or the Compensation Committee of the Board;

•	a one-time cash signing bonus in the amount of $50,000;

•

an initial award of LTIP Units pursuant to the Company’s 2012 Equity Incentive Plan valued at $150,000 based on the average closing price of the Company’s common stock on the NYSE during the ten (10) trading days immediately preceding the grant date of January 6, 2014. These LTIP Units are subject to forfeiture restrictions that will lapse (which we refer to as vesting) in equal one-third installments on each of the first three anniversaries of January 6, 2014, subject to the Mr. Byce’s continued employment until the applicable vesting date and subject to accelerated vesting in the event of termination of Mr. Byce’s employment by the Company without cause, resignation by Mr. Byce with good reason, termination of Mr. Byce’s employment due to death or disability or in the event of change in control of the Company;

•	annual cash bonuses upon approval by the Compensation Committee in its discretion, with an initial target level equal to 60% of the annual salary; and

•	participation in any group life, hospitalization or disability insurance plan, health program, pension and profit sharing plan, 401(k) plan, relocation program and similar benefits that may be available to other senior executives of the Company generally, on the same terms as may be applicable to such other executives.

In addition, the Company has agreed to reimburse Mr. Byce’s reasonable moving expenses from Atlanta, Georgia to Scottsdale, Arizona and, until such time as Mr. Byce sells his family home in Atlanta, Georgia, to manage and arrange for the leasing out of his home for his benefit (less leasing commissions) without charging him a management fee.

In the event that Mr. Byce’s employment is terminated without cause or he resigns with good reason, he will be entitled to receive severance benefits equal to:

•	his annual salary and annual bonus earned and accrued prior to the date of termination, and all other benefits that are earned and accrued under the agreement and under applicable Company benefit plans prior to the date of termination, and reimbursement of expenses incurred by Mr. Byce prior to the date of such termination for expenses that are reimbursable expenses under the terms of the agreement;

•	subject to his signing and the effectiveness of a general release of claims in favor of the Company, a cash payment equal to one (1) times the sum of (A) Mr. Byce’s annual salary as in effect on the effective date of termination, plus (B) the average annual bonus actually paid for the two fiscal years preceding the date of termination, payable in twelve (12) equal monthly installments. If the date of termination occurs before annual bonuses have been paid for two fiscal years, then the average annual bonus will equal the most recently paid annual bonus unless the date of termination occurs before any annual bonus has been paid, in which case the average annual bonus will be based on the initial target level referenced above; and

•	accelerated vesting of any unvested equity awards.

In the event that Mr. Byce’s employment is terminated for cause, Mr. Byce will only be entitled to receive his earned and accrued annual salary and annual bonus prior to the date of termination and reimbursable expenses incurred prior to the date of termination.

In the event of a change in control of the Company, any unvested equity awards will vest immediately prior to the change in control event.

Following his termination, Mr. Byce will be subject to certain non-competition and non-solicitation restrictions for a period of:

•	one (1) year following a termination of his employment by the Company without cause or resignation by him with good reason, and

•	one-hundred eighty (180) days following a termination of his employment by the Company for cause or resignation by him for any reason other than disability or without good reason; provided, however, that the Company will have the option to extend the period for up to an additional one-hundred eighty (180) days if the Company pays Mr. Byce his annual salary and a prorated portion of his annual bonus at the then applicable target level during such extended period.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement (“CD&A”) with management of the Company. Based on the Compensation Committee’s review of the CD&A and the Compensation Committee’s discussions of the CD&A with management, the Compensation Committee recommended to our Board (and our Board has approved) that the CD&A be included in the Company’s Proxy Statement on Schedule 14A prepared in connection with the Annual Meeting.

Submitted by the Compensation Committee of the Board of Directors:

David M. Brain (Chair)

Douglas N. Benham

Keith R. Guericke

Todd W. Mansfield

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of our Board, in accordance with the Audit Committee Charter. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited consolidated financial statements for the period from January 1, 2013 through December 31, 2013, and discussed with management the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accountants, who are responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accountants the auditors’ independence, the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16 (Communication with Audit Committees) and discussed and received the written disclosures and the letter from the independent registered public accountants required by the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence.

The Audit Committee discussed with the Company’s independent registered public accountants the overall scope and plans for their audit. The Audit Committee met with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board (and our Board approved) that the audited consolidated financial statements for the period from January 1, 2013 through December 31, 2013, be included in our Annual Report on Form 10-K for the year ended December 31, 2013.

The Audit Committee is also responsible for monitoring the Company’s procedures for compliance with the rules for taxation as a REIT under Sections 856-860 of the Code.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Ernst & Young LLP, the Company’s independent registered public accounting firm for the year ended December 31, 2013, was in fact “independent.”

The Audit Committee has adopted a written charter that outlines certain specified responsibilities of the Audit Committee and complies with the rules of the SEC and the NYSE.

Each of the Audit Committee members is independent as defined by the NYSE listing standards and each member is financially literate. Our Board has identified Douglas N. Benham as the “audit committee financial expert” within the meaning of the SEC rules.

Submitted by the Audit Committee of the Board of Directors:

Douglas N. Benham (Chair)

David Brain

Keith R. Guericke

Todd W. Mansfield

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies with Respect to Certain Transactions

We have adopted a written policy for the review and approval of related person transactions requiring disclosure under Item 404(a) of Regulation S-K. This policy, which is part of the charter of the Nominating and Corporate Governance Committee, provides that the committee is responsible for reviewing and approving or disapproving all interested transactions, meaning any transaction, arrangement or relationship in which (1) the amount involved may be expected to exceed $120,000 in any fiscal year, (2) our company or one of our subsidiaries will be a participant and (3) a related person has a direct or indirect material interest. A related person is defined as an executive officer, director or nominee for election as director, or a greater than 5% beneficial owner of our common stock, or an immediate family member of the foregoing. The policy may deem certain interested transactions to be pre-approved.

Certain Relationships and Related Party Transactions

Pursuant to a contribution and sale agreement between our operating partnership and ARM, an entity jointly owned by Mr. Schmitz and Ms. Hawkes, entered into on May 11, 2012 upon completion of our initial private offering, our operating partnership issued an aggregate of 175,000 OP units to ARM, having an aggregate value of $3,500,000 based on the offering price per share of our common stock in our initial private offering, as consideration for the contribution by ARM of substantially all of ARM’s assets to our operating partnership. All of these OP units were fully vested upon the contribution of the ARM assets. Our operating partnership also assumed various contracts and liabilities of ARM, hired all of ARM’s employees in connection with the contribution transaction and purchased certain ARM assets for an aggregate of approximately $85,000 in cash. We did not conduct arm’s-length negotiations with respect to the terms of the contribution by Mr. Schmitz and Ms. Hawkes of the ARM assets to our operating partnership. In the course of structuring these transactions, Mr. Schmitz and Ms. Hawkes had the ability to influence the type and level of benefits that they received from us.

On May 11, 2012, upon completion of our initial private offering and the contribution to our operating partnership of the ARM assets as described above, our TRS entered into a cancelable sub-management agreement with ARM pursuant to which, from May 11, 2012 through February 11, 2013, our TRS provided services to ARM to enable ARM to perform its obligations under the management agreement between ARM and Phoenix Fund. These services included property restoration, leasing, management and disposition services with respect to the properties owned by Phoenix Fund. These were essentially the same services that the ARM employees whom we hired in connection with the contribution transaction referenced above provide to us with respect to our self-managed properties. Under the sub-management agreement, ARM was required to reimburse our TRS for the actual expenses incurred by our TRS to perform its obligations under the sub-management agreement, plus a fee in an amount equal to 1.0% of the gross rental revenue earned by Phoenix Fund with respect to the properties managed by ARM. For the period from March 30, 2012 (inception) through December 31, 2012, ARM paid a management fee to us of $238,000. ARM in turn earned a property management fee equal to 6.0% of Phoenix Fund’s gross rental revenue under the management agreement between ARM and Phoenix Fund. In order to simplify the relationships among these parties, on February 11, 2013, ARM, Phoenix Fund and our TRS terminated these arrangements, and our TRS entered into a management agreement directly with Phoenix Fund, pursuant to which our TRS provides the same services to Phoenix Fund for a fee in an amount equal to 6.0% of the gross rental revenue received by Phoenix Fund with respect to the properties managed by our TRS. ARM no longer receives any fees from Phoenix Fund. The general partner of Phoenix Fund is ARP Phoenix Fund I GP, LLC (“Phoenix Fund GP”), which is owned by Mr. Schmitz and Ms. Hawkes. Phoenix Fund GP earns fees for providing acquisition, investment analysis, day-to-day management and administrative services to Phoenix Fund. Phoenix Fund GP is also entitled to out-performance distributions after the limited partners receive a return of their invested capital and a pre-defined return on investment. Phoenix Fund GP is not entitled to be paid disposition fees upon the sale of the properties.

Phoenix Fund purchased 150,000 shares of our common stock in our initial private offering at the offering price without payment of any initial purchaser’s discount or placement fee.

Upon completion of our initial private offering in May 2012, we granted an aggregate of 474,922 LTIP units under our 2012 Equity Incentive Plan to certain of our executive officers and independent directors.

Upon completion of our initial private offering in May 2012, we entered into employment agreements with Mr. Schmitz, our Chief Executive Officer and Chairman, and Ms. Hawkes, our President and Chief Operating Officer and a member of our Board of Directors. In April 2013, we amended and restated those employment agreements and entered into employment agreements with Mr. Koumriqian, our Chief Financial Officer and Ms. Porter, our Senior Vice President, Operations. In December 2013, we entered into an executive severance and change in control agreement with Mr. Byce (whose agreement was effective as of January 6, 2014). The material terms of these agreements are described above under “Executive Compensation - Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2013 Table” and “Executive Severance and Change in Control Agreement with Christopher J. Byce Effective as of January 6, 2014.”

On October 31, 2013, we entered into a Separation Agreement (the “Separation Agreement”) with Andrew G. Kent, who was serving as our Senior Vice President, Investments, Chief Compliance Officer, General Counsel and Secretary. Mr. Kent resigned each of these positions and his positions with our subsidiaries effective October 31, 2013. Under the Separation Agreement, Mr. Kent received cash severance benefits, less deductions and required tax withholdings, of $400,000 to be paid in reasonably equal installments on our regularly scheduled pay days until November 1, 2014. In addition, under the Separation Agreement, (i) we agreed to pay or reimburse the monthly Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) premiums for Mr. Kent and his family through the earliest of (A) April 30, 2015, (B) the expiration of such COBRA coverage and (C) the date that Mr. Kent becomes eligible for coverage under an alternative employee benefits plan; and (ii) any equity compensation previously awarded to Mr. Kent, to the extent not vested as of October 17, 2013, was canceled.

Upon completion of our initial private offering in May 2012 (and in Mr. Mansfield’s case, upon his joining our Board of Directors in April 2013), we entered into indemnification agreements with each of our directors under which we are required to indemnify our directors against claims and liabilities that they incur as a result of their service to us as directors, subject to certain exceptions.

In November 2012, we granted an aggregate of 16,500 LTIP units under our 2012 Equity Incentive Plan to Mr. Koumriqian, our Chief Financial Officer, and Ms. Porter, our Senior Vice President, Operations.

In April 2013, we granted 2,500 LTIP units to Mr. Mansfield upon his joining our Board of Directors.

Upon completion of our initial public offering in May 2013, our Board of Directors awarded an aggregate of 416,665 LTIP units and shares of restricted stock to senior management. In May 2013, we issued 21,429 LTIP units and 30,952 restricted shares of our common stock in connection with this commitment. In November 2013, we issued 338,094 performance-based LTIP units pursuant to these awards.

OTHER INFORMATION

Discretionary Voting Authority

We do not anticipate that any matter other than the proposals set out in this Proxy Statement will be raised at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, the persons named as proxies will have discretion to vote on those matters according to their best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and any person who owns more than ten percent of our common stock, to file with the SEC initial reports of beneficial ownership and certain changes in that beneficial ownership, with respect to our equity securities. We prepare and file these reports on behalf of our directors and executive officers. During 2013, all Section 16(a) reporting requirements applicable to our directors and executive officers were satisfied.

Stockholder Proposals and Director Nominations for the 2015 Annual Meeting of Stockholders

Requirements for Proposals to be Considered for Inclusion in Proxy Materials.

Stockholders who are interested in submitting a proposal for inclusion in the proxy materials for our 2015 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in our proxy statement for our 2015 annual meeting of stockholders, stockholder proposals must be received no later than March 25, 2015 and must comply with our Bylaws and Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be mailed to our Secretary at the following address:

American Residential Properties, Inc.

7047 East Greenway Parkway, Suite 350

Scottsdale, Arizona 85254

Attention: Secretary

Requirements for Proposals Not Intended for Inclusion in Proxy Materials; Director Nominations

Stockholders who wish to nominate persons for election to our Board at the 2015 annual meeting of stockholders or who wish to present a proposal at the 2015 annual meeting of stockholders, but whose stockholder proposal will not be included in the proxy materials for such meeting, must delivere written notice of the nomination or proposal to our Secretary no earlier than February 21, 2015 and no later than March 25, 2015. The stockholder’s written notice must include certain information concerning the stockholder and each nominee as specified in our Bylaws. If a stockholder’s written notice is not received between the dates specified above and does not satisfy these additional informational requirements, the notice will not be considered properly submitted and will not be acted upon at the 2015 annual meeting of stockholders. A stockholder’s written notice should be sent to our Secretary at the following address:

American Residential Properties, Inc.

7047 East Greenway Parkway, Suite 350

Scottsdale, Arizona 85254

Attention: Secretary

Requests for Audited Consolidated Financial Statements (for the year ended December 31, 2013)

A copy of our audited consolidated financial statements for the year ended December 31, 2013 may be obtained at our website at www.amresprop.com. If you would like to receive a complimentary copy of our prospectus, please submit a written request to:

American Residential Properties, Inc.

7047 East Greenway Parkway, Suite 350

Scottsdale, Arizona 85254

Attention: Investor Relations

BY ORDER OF THE BOARD OF DIRECTORS

Shant Koumriqian
Chief Financial Officer, Treasurer and Secretary

Scottsdale, Arizona

April 11, 2014

1 1 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 000000000000 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0000205970_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Stephen G. Schmitz 02 Laurie A. Hawkes 03 Douglas N. Benham 04 David M. Brain 05 Keith R. Guericke 06 Todd W. Mansfield AMERICAN RESIDENTIAL PROPERTIES 7047 EAST GREENWAY PARKWAY SUITE 350 SCOTTSDALE, AZ 85254 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 Approval of certain issuances of shares of common stock upon exchange of our 3.25% exchangeable senior notes due 2018. 3 Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting

0000205970_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report to Stockholders is/are available at www.proxyvote.com . AMERICAN RESIDENTIAL PROPERTIES, INC. Annual Meeting of Shareholders May 21, 2014 8:00 AM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Laurie A. Hawkes and Shant Koumriqian, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of AMERICAN RESIDENTIAL PROPERTIES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 08:00 AM, MST on 5/21/2014, at the The Westin Kierland Resort & Spa, 6902 East Greenway Parkway, Scottsdale, AZ 85254, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side